EXHIBIT 99.1

             DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. FINALIZES ITS
              STRATEGIC ALLIANCE WITH ION LASER TECHNOLOGY, INC.


WESTLAKE VILLAGE, CA., OCTOBER 16, 1997, DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. (NASDAQ:DMDS,DMDSW) Thursday announced the signing of a definitive agreement with Ion Laser Technology, Inc., ILT (AMEX:ILT).

The agreement grants Dental/Medical Diagnostic Systems (DMD) exclusive distribution of ILT's new patent-pending Argo HP(TM) Sub-Second(TM) dental composite curing and tooth whitening device in the United States and Canada. Utilizing ILT's new and proprietary light-energy source, the Argo HP activates dental composite materials in under a second--a Sub-Second. The Argo HP is expected to be the fastest and most efficient non-laser curing and whitening device in the dental marketplace. The Argo HP has been cleared to market by the Food and Drug Administration in the United States for dental composite curing and light-activated tooth whitening. DMD will market this device under the name Apollo 9500(TM) initially at a price point under $6,000.

"The interest in this new technology is substantial. We believe the market to be potentially over one billion dollars in the U.S. and Canada alone," stated Robert Gurevitch, DMD's chairman, president and CEO. "DMD management's history in successfully introducing high tech products into the dental marketplace will greatly benefit both companies. The sales expected for the Apollo 9500 when added to DMD's existing revenue base may give DMD an excellent opportunity for increased revenue and profitability."

To maintain its exclusive distribution rights to the Argo HP, DMD must sell a minimum average of 3,000 units per year over a five year term. The Company anticipates there will be substantial additional revenues from the sale of related consumable items used in conjunction with the Sub-Second and whitening device. The produce launch will be in Washington, D.C. at the American Dental Association Trade Show on October 18-21, 1997 with anticipated revenues beginning in the first quarter of 1998.

The curing (sealing) ability of the Apollo 9500 is expected to provide a dramatic reduction in the time presently required to complete a composite cure for a single tooth procedure. The typical curing light used in dental offices requires more than ninety seconds of curing time for a single tooth procedure. DMD's Apollo 9500 will complete this process in less than three seconds. The time saved by using the Apollo 9500 will enable the dentist to create additional services and revenues.

The Apollo 9500 is expected to enable a dental practice to offer tooth whitening as an in-office procedure which can be performed by a dental assistant or hygienist. This procedure will provide most patients with a marked improvement in the color and general appearance of their teeth in approximately one hour or less. The Apollo 9500 was designed to out-perform in speed and efficiency the growing number of curing/whitening xenon-lamp type products which compete with single low-powered argon lasers in results.

The agreement reached between the two parties includes two segments: The second segment is a non-exclusive domestic and selected international sales agreement by Dental/Medical Diagnostic Systems, Inc. Of ILT's U.S. patented BriteSmile(TM) Laser Tooth Whitening (LTW) dual-laser System (the new Argon Laser 6800A-WL and C02 Laser D-2000 plus components), including sales of laser tooth whitening reagent kits. This product will be marketed by the Company on a commissioned agent basis.

This release, other than historical information, consist of forward-looking statements that involve risks and uncertainties such as market acceptance of new products, potential product delays due to product development, delays in the manufacturing of production quantities to DMD's quality standards, the ability to establish production, the reliance on suppliers for parts and materials and competitive pressures. Actual future events or results may differ materially from the forward-looking statements set forth above. Readers are referred to the documents filed by DMD with the SEC, specifically the most recent reports on forms SB-2 and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. DMD disclaims any intent or obligation to update these forward-looking statements.